Exhibit 99.1

CARMAX COMPLETES EXECUTIVE SUCCESSION

Richmond, Va., September 1, 2016 - CarMax, Inc. (NYSE:KMX) today announced that Tom Folliard retired as chief executive officer of CarMax, effective August 31, 2016. As part of this previously reported management succession plan, CarMax’s Board of Directors elected CarMax president Bill Nash as chief executive officer, effective today. In addition, the Board elected Mr. Nash to serve as a director of CarMax. Also effective today, the Board named Mr. Folliard non-executive chairman of the board and Bill Tiefel lead independent director.

“Since our initial announcement about the execution of our planned succession plan, the management transition has gone smoothly and I am pleased to turn the leadership of the company over to Bill as president and CEO,” said Mr. Folliard. “I look forward to continuing to support CarMax as non-executive chairman of the board.”

“I’d like to thank Tom on behalf of all of us for his guidance throughout his tenure as CEO and for his willingness to continue to serve the company,” stated Mr. Nash. “Along with our strong management team and all our dedicated associates, I am very excited to drive the continued growth and success of our company.”

About CarMax

CarMax is the nation’s largest retailer of used cars and operates more than 160 stores in 37 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 20 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 22,000 associates nationwide and for 12 consecutive years has been named as one of the FORTUNE 100 Best Companies to Work For®. During the 12 months ending February 29, 2016, the company retailed 619,936 used cars and sold 394,437 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.

CONTACTS:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915

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